Power of Attorney

     KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby constitutes and appoints Alan E. Charlson and Richard A. Brickson, and each or any one of them acting alone, as the undersigned's true and lawful attorney-in-fact and agent, with full and several power of substitutions, for the undersigned and in the undersigned's name, place and stead, in any and all capacities, to sign any or all Form 3, Form 4 or Form 5 and any amendments and supplements to those forms, and to file the same with the Securities and Exchange Commission and with the New York Stock Exchange, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or their substitute or substitutes may lawfully do or cause to be done by virtue thereof. This power of attorney shall remain in effect until revoked in writing by the undersigned, and any person may rely on its being in effect until such person actually receives such written revocation.

/J. Per Brodin/
J. Per Brodin

Date:     6/25/02

State of  Missouri       )
                         )  ss.
County of St. Louis      )

     On this 25th day of June, 2002, before me appeared J. Per
Brodin, to me known to be the person who executed the foregoing instrument and acknowledged that he executed the same as his free act and deed.

     In Testimony Whereof, I have hereunto set my hand and affixed my official seal in the County and State aforesaid, the day and date first above written.

(SEAL)         /Sarah Jane Westover/

               Notary Public

               My term expires:
               Sarah Jane Westover
               Notary Public - Notary Seal
               State of Missouri
               St. Louis, County
               My Commission Expires: August 10, 2003